Preliminary Structural and Collateral Term Sheet
$650,000,000 of Senior Certificates
Chase 2007-S5
Mortgage Pass-Through Certificates, Series 2007-S5
05/31/2007
Features of the Transaction
•	Offering consists of approximately $650,000,000 of Senior Certificates rated AAA by 2 of the following 3 Rating Agencies; S&P, Moody’s, Fitch

•	The Amount of Senior Certificates is approximate and may vary.

•	Both pools of Mortgage Loans will cross-collateralize the transaction
Preliminary Mortgage Pool Data — Pool 1 30Yr

Pool 1
Aggregate
Collateral Type	30Yr 6.0%
Outstanding Principal Balance	569,000,000
Number of Contributing Mortgage Loans	990
Average Original Balance	640,022
Weighted Average Gross Coupon	6.46%
Weighted Average Maturity	352
Weighted Average Seasoning	1.0
Weighted Average Original LTV	71.3%
Weighted Average Original CLTV	77.7%
Weighted Average FICO Score	746
Geographic Distribution	CA(27%),NY(18%)
Owner Occupied	93.4%
Purpose-Cash Out	27.7%
Conforming	4.4%
Interest Only	28.1%
Primary Originator	Chase Mortgage(100%)
Key Terms

Issuer :	Chase Trust Series 2007-S5
Underwriter :	J.P.Morgan Securities, Inc.
Depositor :	Chase Mortgage Finance Corporation
Master Servicer:	Chase Home Finance
Trustee:	Chase
Type of Issuance:	Public
Servicer Advancing:	Yes, Subject to Recoverability.
Compensating Interest:	Paid, But Capped.
Clean-Up Call / Optional Termination:	10% clean-up call
Legal Investment:	The Senior Certificates are SMMEA Eligible at Settlement.
ERISA Eligible:	The Senior Certificates are ERISA eligible subject to limitations set forth in the final prospectus supplement.
Tax Treatment:	REMIC
Structure:	Senior/Subordinate w/ Shifting Interest and Subordinate Certificate Prepayment Lockout
Expected Subordination Level	3.75% +/- .75%( 2 out of S&P, Moody’s, Fitch)
Registration:	Senior Certificates — DTC
Preliminary Mortgage Pool Data — Pool 2 15Yr

Pool 2
Aggregate
Collateral Type	15Yr 5.5%
Outstanding Principal Balance	110,015,000
Number of Contributing Mortgage Loans	169
Average Original Balance	740,307
Weighted Average Gross Coupon	5.98%
Weighted Average Maturity	167
Weighted Average Seasoning	2.1
Weighted Average Original LTV	65.7%
Weighted Average Original CLTV	71.4%
Weighted Average FICO Score	749
Geographic Distribution	CA(24%),NY(15%)
Owner Occupied	85.0%
Purpose-Cash Out	30.4%
Conforming	0.4%
Interest Only	0.0%
Primary Originator	Chase Mortgage(100%)
Time Table (approximate)

Expected Settlement	6/29/07
Cut-Off Date	6/1/07
First Distribution Date	7/25/07
Distribution Date	25th or Next Business Day
JPMSI Non-Agency Trading Desk

Greg Boester	Steven Palmer	212-834-2499
John Horner	Ruslan Margolin
Dan Lonski	Marc Simpson
Adi Rabinowitz	Sean Reed
Sam Choi	Tom Panagis

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer,the issuing trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-212-834-2499 (collect call) or by emailing Thomas Panagis at thomas.m.panagis@jpmorgan.com. Any disclaimer below is not applicable and should be disregarded